Exhibit 10.15(b)

AMERICAN MULTI-CINEMA, INC.
SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

As Amended and Restated Generally Effective January 1, 2006

and

As Frozen Effective December 31, 2006

AMERICAN MULTI-CINEMA, INC.
SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

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AMERICAN MULTI-CINEMA, INC.
SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

The American Multi-Cinema, Inc. Supplemental Executive Retirement Plan (the “Plan”) was adopted effective January 1, 1994. The Plan was established and has been maintained by the Company for the purpose of providing benefits for certain of its key employees who participate in the Defined Benefit Retirement Income Plan for Certain Employees of American Multi-Cinema, Inc. (and its Affiliates) based on their compensation in excess of the maximum recognizable compensation for qualified retirement plan purposes imposed by Code Section 401(a)(17), as amended by the Omnibus Budget Reconciliation Act of 1993 (“OBRA 93”), up to the maximum limit that would have been in effect under Code Section 401(a)(17) (as indexed), had OBRA 93 not been enacted.

Effective January 1, 2006, the Company is hereby amending and restating the Plan to update and clarify the application of several of its provisions, to incorporate a prior amendment, and to bring the Plan into compliance with the requirements of Code Section 409A effective January 1, 2005.

Effective December 31, 2006, the Company has elected to freeze the Qualified Plan and, therefore, this Plan. A Participant’s Supplemental Retirement Benefit will be calculated as of December 31, 2006, and the amount thereof shall not be increased or changed for any reason thereafter.

ARTICLE I - DEFINITIONS

Wherever used herein the following terms shall have the meanings hereinafter set forth:

1.1.         “Affiliate” means any Employer that is an affiliate or related to the Company, including an employer that is a member of a controlled group of corporations with the Company or controlled group of trades or businesses, as defined in Sections 414(b) and 414(c) of the Code.

1.2.         “Board” means the Board of Directors of the Company.

1.3.         “Code” means the Internal Revenue Code of 1986, as amended from time to time, and any regulations relating thereto.

1.4.         “Company” means American Multi-Cinema, Inc., a Missouri corporation, or, to the extent provided in Section 7.8 below, any successor corporation or other entity resulting from a merger or consolidation into or with the Company or a transfer or sale of substantially all of the assets of the Company.

1.5.         “Employer” means the Company and any of its Affiliates which is an adopting employer under the Qualified Plan and who also adopts this Plan, their successors and assigns.

1.6.         “Normal Retirement Date” means the first day of the month coinciding with or next following a Participant’s 65th birthday or, if later, January 1 of the year in which the fifth (5th) anniversary of the Participant’s commencement of participation in the Qualified Plan occurs.

1.7.         “OBRA 93” means the Omnibus Budget Reconciliation Act of 1993 (which amended Section 401(a)(17) of the Code).

1.8.         “Participant” means an employee of the Company who is a participant under the Qualified Plan (or any successor or replacement employees’ retirement plan) and to whom or with respect to whom a benefit is payable under the Plan.

1.9.         “Plan” means the AMC Supplemental Executive Retirement Plan.

1.10.       “Qualified Plan” means the Defined Benefit Retirement Income Plan for Certain Employees of American Multi-Cinema, Inc., as in effect December 31, 2006.

1.11.       “Qualified Plan Retirement Benefit” means the monthly retirement benefit payable to a Participant pursuant to the Qualified Plan by reason of his termination of employment with the Company and all Affiliates for any reason other than death after qualifying for early, normal or late retirement benefits under the Qualified Plan, the amount of which benefit has been frozen by the Company as of December 31, 2006.

1.12.       “Qualified Plan Surviving Spouse Benefit” means the monthly retirement benefit payable to the Surviving Spouse of a Participant pursuant to the Qualified Plan in the event of the death of the Participant at any time prior to commencement of the payment of his Qualified Plan Retirement Benefit.

1.13.       “Supplemental Retirement Benefit” means the benefit payable to a Participant pursuant to the Plan by reason of his termination of employment with the Company for any reason other than death after qualifying for early, normal or late retirement benefits under the Qualified Plan and all Affiliates, provided that if such benefit has not commenced prior to December 31, 2006, it shall be calculated as of that date and shall not be increased for any reason thereafter.

1.14.       “Surviving Spouse” means a person who is married to a Participant at the date of his death.

1.15.       “Supplemental Surviving Spouse Benefit” means the benefit, if any, payable to a Surviving Spouse pursuant to the Plan.

1.16.       Gender/Headings Clause. Words in the masculine gender shall include the feminine and the singular shall include the plural, and vice versa, unless qualified by the context. Any Article or Section headings used herein are included for ease of reference only, and are not to be construed so as to alter the terms hereof.

ARTICLE II - ELIGIBILITY

A Participant who is eligible to receive a Qualified Plan Retirement Benefit after qualifying for early, normal or late retirement benefits under the Qualified Plan, the amount of which is reduced by reason of the application of the maximum recognizable compensation imposed by Section 401(a)(17) of the Code, as in effect on the date for commencement of the Qualified Plan Retirement Benefit, or as in effect at any time thereafter, shall be eligible to receive a Supplemental Retirement Benefit. The Surviving Spouse of a Participant who dies prior to commencement of payment of his Qualified Plan Retirement Benefit, but after qualifying for an early, normal or late retirement benefit under the Qualified Plan, shall be eligible to receive a Supplemental Surviving Spouse Benefit. No employee who was not a Participant with a Supplemental Retirement Benefit as of December 31, 2006 shall become a Participant thereafter.

ARTICLE III - SUPPLEMENTAL RETIREMENT BENEFIT

3.1.         Amount. The Supplemental Retirement Benefit payable to an eligible Participant in the form of a straight life annuity over the lifetime of the Participant only, commencing on his Normal Retirement Date, shall be a monthly amount equal to the difference between (a) and (b) below:

(a)           the monthly amount of the Qualified Plan Retirement Benefit to which the Participant would have been entitled under the Qualified Plan if such benefit were computed without giving effect to the maximum recognizable compensation for qualified retirement plan purposes imposed by application of Section 401(a)(17) of the Code, as amended by OBRA 93, but rather, for the purpose of this Plan, recognizing a Participant’s compensation up to the maximum limit that would have been in effect under Section 401(a)(17) of the Code (as indexed), had OBRA 93 not been enacted;

less

(b)           the monthly amount of the Qualified Plan Retirement Benefit actually payable to the Participant under the Qualified Plan.

The amounts described in (a) and (b) shall be computed as of the date of termination of employment of the Participant with the Company and all Affiliates in the form of a straight life annuity payable over the lifetime of the Participant only, commencing on his Normal Retirement Date.

In the event a Participant’s employment with the Company terminates prior to qualifying for an early, normal or late retirement benefit under the Qualified Plan, but the Participant is rehired by the Company and does subsequently qualify for a benefit hereunder, the amount of the Supplemental Retirement Benefit payable under 3.1(a) and (b) above shall be based solely upon the Participant’s service following his reemployment.

Prior service with an entity acquired by the Company shall not be included in determining the amount of Supplemental Retirement Plan Benefit payable under 3.1(a) and (b) above, even if it is included as service under the Qualified Plan, unless this Plan is amended to specifically include such pre-acquisition service as service hereunder.

No additional Supplemental Retirement Benefit under this Section 3.1 shall accrue after December 31, 2006. Any such benefit that may become payable in the future (if the Participant qualifies for early, normal or late retirement under the Qualified Plan) shall be calculated as of December 31, 2006, and the amount thereof will not increase for any reason after that date.

3.2.         Method of Payment and Commencement of Benefit. The Supplemental Retirement Benefit payable to a Participant or Surviving Spouse shall be paid at such time and in such manner as irrevocably elected by the Participant in writing (on a form provided by the Company) as of the later of (a) December 31, 2006 or (b) the last day of the thirty (30) day period commencing with the Participant’s initial eligibility to participate in the Plan. Notwithstanding the foregoing, no change in a prior election made by a Participant prior to December 31, 2006 (as permitted under regulations issued under Code Section 409A) shall accelerate into 2006 a benefit payable in a later year, or defer to a later year an amount payable in 2006.

A Participant shall elect irrevocably, at the time and in the manner referred to above, to receive an amount equal to the Actuarial Equivalent of his benefit, payable in equal semi-annual installments, over a certain period of from two (2) to ten (10) years, with such payments to be made on or about January 1 and July 1 of each year. If the amount of a semi-annual installment would be less than $1,000, such Participant’s benefit shall be paid instead in annual installments as of January 1 of each year for which an installment is payable.

Notwithstanding the foregoing, (a) if the Actuarial Equivalent present value of a Participant’s benefit is less than $10,000 when first payable at the time elected above, the amount automatically will be paid in a lump sum, whether or not the Participant has elected installments, or (b) if a Participant elected, prior to January 1, 2006 when first eligible to participate in the Plan, to receive his benefit in the form of a lump sum payment, such benefit, if any, will be paid in a lump sum, unless such Participant elects to receive installment payments prior to December 31, 2006.

A Participant shall elect, in the manner referred to above, to receive his entire benefit, if payable in a lump sum, or to receive his initial installment payment, if payable in installments, as of the first day of the month (or as soon thereafter as administratively feasible) following the Participant’s date of termination of employment, or as of the first January 1 thereafter.

The Company’s action “freezing” the Plan as of December 31, 2006 shall not accelerate the commencement of a Participant’s benefit, if any, prior to the time of payment otherwise provided under this Section 3.2, nor shall such action cause any benefit to “vest” or entitle a

Participant to a benefit the Participant was not otherwise entitled to hereunder had the freeze not occurred.

3.3.         Actuarial Equivalent. A Supplemental Retirement Benefit which is payable in a lump sum, or which commences at any time prior to the Participant’s Normal Retirement Date, shall be the actuarial equivalent of the Supplemental Retirement Benefit set forth in Section 3.1 above. The amount of any lump sum payment will be reduced by early retirement factors, if applicable, and the lump sum amount will be calculated using the same actuarial adjustments as those specified in the Qualified Plan with respect to determination of the amount of the Qualified Plan Retirement Benefit on the date for commencement of payments hereunder.

3.4.         No Termination of Employment Benefit. No benefit is payable hereunder if a Participant’s employment with the Company terminates for any reason (or no reason) before the earliest of the dates he qualifies for early, normal or late retirement benefits under the Qualified Plan. The Company’s action freezing the Plan as of December 31, 2006 does not affect the fact that benefits will be forfeited as a result of a pre-retirement termination of employment. A Participant may qualify for a Supplemental Retirement Benefit after December 31, 2006 if the Participant qualifies for early, normal or late retirement after that date and was a Participant as of December 31, 2006.

Notwithstanding the foregoing or any other provision of this Plan, a Participant (1) who was terminated by the Company between January 1, 2005 and June 30, 2005, as a part of an announced corporate reorganization, and (2) who had earned at least fifteen (15) years of Vesting Service under the Qualified Plan as of such Participant’s date of termination, shall be entitled to the Supplemental Retirement Benefit accrued through December 31, 2004 when (and if) he or she qualifies for early, normal or late retirement benefits under the Qualified Plan, to be paid pursuant to the terms of this Plan, as determined by the Company.

3.5.         Withholding and Taxes. The Company may withhold, for income or employment tax purposes, from any benefit payable hereunder, any appropriate amount which is required or permitted by applicable law. A Participant remains solely liable for all taxes owed (other than the Company’s share of employment taxes) on all benefits or payments hereunder and shall indemnify and hold the Company harmless in connection therewith. Failure of a Participant to forward payment to the Company promptly upon its request of any amount which the Company is required to withhold (if funds payable to the Participant from which such amount could be withheld are not available) shall be grounds to forfeit any benefit otherwise paid or payable to the Participant hereunder.

ARTICLE IV - SUPPLEMENTAL SURVIVING SPOUSE BENEFIT

4.1.         Amount. If a Participant dies prior to commencement of payment of his Qualified Plan Retirement Benefit under circumstances in which a Qualified Plan Surviving Spouse Benefit is payable to his Surviving Spouse, then a Supplemental Surviving Spouse Benefit will be payable to his Surviving Spouse as hereinafter provided. The monthly amount of the Supplemental Surviving Spouse Benefit payable to a Surviving Spouse shall be equal to the difference between (a) and (b) below:

(a)           the monthly amount of the Qualified Plan Surviving Spouse Benefit to which the Surviving Spouse would have been entitled under the Qualified Plan if such benefit were computed without giving effect to the maximum recognizable compensation for qualified retirement plan purposes imposed by application of Section 401(a)(17) of the Code as amended by OBRA 93, but rather, for the purpose of this Plan, recognizing a Participant’s compensation up to the maximum limit that would have been in effect under Section 401(a)(17) of the Code (as indexed), had OBRA 93 not been enacted;

less

(b)           the monthly amount of the Qualified Plan Surviving Spouse Benefit actually payable to the Surviving Spouse under the Qualified Plan.

No additional Supplemental Surviving Spouse Benefit under this Section 4.1 shall accrue after December 31, 2006. Any such benefit that may become payable in the future shall be calculated as of December 31, 2006, and the amount thereof will not increase, or change for any reason (other than death benefit adjustments), after that date.

4.2.         Method and Commencement of Benefit. Except as hereinafter provided, a Supplemental Surviving Spouse Benefit shall be payable, commencing on the date for commencement of payment of the Qualified Plan Surviving Spouse Benefit to the Surviving Spouse, in semi-annual installments, as elected by the Participant at the time, in the manner, and subject to the limitations described in, Section 3.2. Notwithstanding the foregoing, a Supplemental Surviving Spouse Benefit shall be payable in an Actuarial Equivalent (as defined in Section 3.3) lump sum amount if the Participant elected, at the time and in the manner described in Section 3.2, a lump sum method of payment of any Supplemental Surviving Spouse Benefit.

In no event shall the Company’s action in freezing the Plan as of December 31, 2006 be construed as entitling a Surviving Spouse to a benefit such Surviving Spouse would not otherwise have been entitled to had the Plan freeze not occurred.

4.3.         Death; No Surviving Spouse. No death benefit is payable hereunder if a Participant who has not commenced receiving benefit payments hereunder dies without being survived by a spouse prior to his Normal Retirement Date. If a Participant who is not survived by a Surviving Spouse dies after his Normal Retirement Date and before he commences receiving benefit payments under Article III hereof, his designated Beneficiary shall be entitled to receive benefits under this Article IV, computed in the same manner that a Surviving Spouse Benefit would have been calculated under this Plan and payable in the form of payment determined pursuant to Section 4.2 above.

ARTICLE V - ADMINISTRATION OF THE PLAN

5.1.         Administration by the Company. The Company shall be responsible for the general operation and administration of the Plan and for carrying out the provisions thereof.

5.2.         General Powers of Administration. All provisions set forth in the Qualified Plan with respect to the administrative powers and duties of the Company, payment of expenses of administration, and the procedures for filing claims and appealing claim denials, shall also be applicable with respect to this Plan. The Company shall be entitled to rely conclusively upon all tables, valuations, certificates, opinions and reports furnished by any actuary, accountant, controller, counsel or other person employed or engaged by the Company with respect to the Plan. The Company may exercise all administrative duties and rights hereunder in its sole discretion.

ARTICLE VI - AMENDMENT OR TERMINATION

6.1.         Amendment or Termination. The Company expressly reserves the right to amend or terminate the Plan at any time and in any manner, in its sole discretion, without prior notice to, or the consent of, any party. Any such amendment or termination shall be adopted pursuant to a resolution of the Board and shall be effective, retroactively or prospectively, as of the date specified in such resolution.

6.2.         Effect of Amendment or Termination. No amendment or termination of the Plan shall deprive a Participant or Surviving Spouse of any Supplemental Retirement Benefit or Supplemental Surviving Spouse Benefit, payment of which has commenced prior to the effective date of such amendment or termination or which would be payable if the Participant terminated employment for any reason on such effective date. The Company’s action freezing the Plan as of December 31, 2006 was not a termination of the Plan. The provisions of the Plan not affected by the freeze as set forth in this restatement of the Plan continue in full force and effect.

ARTICLE VII - GENERAL PROVISIONS

7.1.         Funding. The Plan shall be and remain at all times unfunded and unsecured, and no provision shall at any time be made with respect to segregating any assets of the Company for payment of any benefits hereunder. No Participant, Surviving Spouse or any other person shall have any interest in any particular assets of the Company by reason of the right to receive a benefit under the Plan and any such Participant, Surviving Spouse or other person shall have only the rights of a general unsecured creditor of the Company with respect to any rights under the Plan.

7.2.         General Conditions. Any Qualified Plan Retirement Benefit or Qualified Plan Surviving Spouse Benefit, or any other benefit payable under the Qualified Plan, shall be paid solely in accordance with the terms and conditions of the Qualified Plan and nothing in this Plan shall operate or be construed in any way to modify, amend or affect the terms and provisions of the Qualified Plan.

7.3.         No Guaranty of Benefits. Nothing contained in the Plan shall constitute a guaranty by the Company or any other entity or person that the assets of the Company will be sufficient to pay any benefit hereunder.

7.4.         No Enlargement of Employee Rights. No Participant or Surviving Spouse shall have any right to a benefit under the Plan except in accordance with the terms of the Plan. Neither the establishment of the Plan nor any provision hereof shall be construed to give any Participant the right to be retained in the service of the Company or an Employer.

7.5.         Spendthrift Provision. No interest of any person or entity in, or right to receive a benefit under, the Plan shall be subject in any manner to sale, transfer, assignment, pledge, attachment, garnishment, or other alienation or encumbrance of any kind; nor may such interest or right to receive a benefit be taken, either voluntarily or involuntarily, for the satisfaction of the debts of, or other obligations or claims against, such person or entity, including claims for alimony, support, separate maintenance and claims in bankruptcy proceedings.

7.6.         Applicable Law. The Plan shall be construed and administered under the laws of the State of Missouri, to the extent such laws are not preempted by the Employee Retirement Income Security Act of 1974 (“ERISA”) and valid regulations promulgated thereunder. The Plan also shall be construed and enforced so as to comply with the provisions of Code Section 409A and regulations thereunder, effective January 1, 2005.

7.7.         Incapacity of Recipient. If any person entitled to a benefit payment under the Plan is deemed by the Company to be incapable of personally receiving and giving a valid receipt for such payment, then, unless and until claim therefor shall have been made by a duly appointed guardian or other legal representative of such person, the Company may provide for such payment or any part thereof to be made to any other person or institution then contributing toward or providing for the care and maintenance of such person. Any such payment shall be a payment for the account of such person and a complete discharge of any liability of the Company and the Plan therefor.

7.8.         Corporate Successors. The Plan shall not be automatically terminated by a transfer or sale of assets of the Company or by the merger or consolidation of the Company into or with any other corporation or other entity, but the Plan shall be continued after such sale, merger or consolidation only if and to the extent that the transferee, purchaser or successor entity agrees to continue the Plan. In the event that the Plan is not continued by the transferee, purchaser or successor entity, then the Plan shall terminate subject to the provisions of Section 6.2.

7.9.         Unclaimed Benefit. Each Participant shall keep the Company informed of his current address and the current address of his spouse. The Company shall not be obligated to search for the whereabouts of any person. If the location of a Participant is not made known to the Company within three (3) years after the date on which payment of the Participant’s Supplemental Retirement Benefit may first be made, payment may be made as though the Participant had died at the end of the three-year period. If, within one additional year after such three-year period has elapsed, or, within three years after the actual death of a Participant, the Company is unable to locate any Surviving Spouse of the Participant, then the Company shall have no further obligation to pay any benefit hereunder to such Participant or Surviving Spouse or any other person and such benefit shall be irrevocably forfeited.

7.10.       Limitations on Liability. Notwithstanding any of the preceding provisions of the Plan, neither the Company nor any individual acting as an employee or agent of the Company shall be liable to any Participant, former Participant, Surviving Spouse or any other person for any claim, loss, liability or expense incurred in connection with the Plan.

IN WITNESS WHEREOF, the Company has executed this Plan document this 28th day of December, 2006, to be effective generally as of January 1, 2006.

AMERICAN MULTI-CINEMA, INC.,
the “Company”

By:	/s/ Keith P. Wiedenkeller
Keith P. Wiedenkeller
SVP of Human Resources

AMC CARD PROCESSING SERVICES, INC., an “Employer”

By:	/s/ Kevin M. Connor
Kevin M. Connor
Senior Vice President